Exhibit 99.1

Media Contact:
Emily Denney, Global Communications +1-610-594-3035 Emily.Denney@westpharma.com

West Appoints David A. Montecalvo Senior Vice President, Global Operations and Supply Chain

Exton, PA -- September 26, 2016 -- West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced it has appointed David A. Montecalvo to serve as Senior Vice President, Global Operations and Supply Chain, effective September 26, 2016.  Mr. Montecalvo will serve on the senior leadership team and will oversee the Company’s Global Operations function.

Mr. Montecalvo joins West from Medtronic plc, where he served in a number of senior leadership roles, including Vice President, Contract Manufacturing Operations, for the company’s Restorative Therapies Group, a $7 billion group of businesses; and Vice President, Business Operations Integration, where he was responsible for directing and leading the global operations integration of Covidien plc into Medtronic. With 30 years of experience in the medical device and life science industry, Mr. Montecalvo has also held senior operations and product development roles at Urologix, Inc. and Lectec Corporation.

“David Montecalvo brings a wealth of expertise in global operations, business integration and product development,” said Eric M. Green, West’s President and Chief Executive Officer. “As we continue to make significant progress in achieving the operational excellence objectives outlined in our long-term business strategy, including our margin expansion targets, we intend to leverage David’s experience to continue this progress. He shares West’s priorities of safety, quality and operational excellence and will be a valuable addition to West’s leadership team, as we work to execute our strategy to be the world leader in the integrated containment and delivery of injectable medicines.”

“I am honored to join West, and to be a part of the Company’s continued success as a critical partner in the delivery of healthcare,” said Mr. Montecalvo. “There are so many exciting advancements ahead for us in the pharmaceutical, biotech and medical device industry, and I am particularly pleased to join West - a company that is at the core of helping bring innovative therapies to patients.”

Mr. Montecalvo earned a Bachelor of Science degree in biomedical engineering from Case Western University. He also earned a Master of Business Administration degree from the University of St. Thomas.

About West

West Pharmaceutical Services, Inc., is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world's pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2015 sales of $1.4 billion reflect the daily use of approximately 110 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.